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                                                              Footnote continued
                                                                  Rule 424(b)(3)
                                            File Nos. 333-74042 and 333-74042-03

                                                                  Rule 424(b)(3)
                                            File Nos. 333-74042 and 333-74042-03


PRICING SUPPLEMENT NO. 2 DATED January 10, 2002
(To Prospectus Dated December 4, 2001, as Supplemented December 21, 2001)

                          COUNTRYWIDE HOME LOANS, INC.
                           Medium-Term Notes, Series K
                   Due Nine Months or More From Date of Issue
                     Payment of Principal, Premium, if any,
              and Interest Fully and Unconditionally Guaranteed by
                       COUNTRYWIDE CREDIT INDUSTRIES, INC.
                               Floating Rate Notes


Trade Date:                January 10, 2002                   Book Entry:    |x|
Issue Price:               100%                               Certificated:  |_|
Original Issue Date:       January 16, 2002   Principal Amount:     $25,000,000
Stated Maturity Date:      January 16, 2003   Net Proceeds:         $24,987,500
                                              Specified Currency:   U.S. Dollars

     Base Rate(s): |_| CD Rate |_| Eleventh District |_| Prime Rate
                                    Cost of Funds Rate
     |_| Commercial Paper Rate |_| Federal Funds Rate |_| Treasury Rate
     |_| CMT Rate |x| LIBOR |_| Other
                          [Telerate Page 7051]             [Telerate Page 3750]
                          [Telerate Page 7052            [Reuters Page [      ]]
                            |_|  Weekly Average        [Currency: [           ]]
                            |_|  Monthly Average]

Exchange Rate Agent:       N/A

     Minimum Denomination: $1,000 Maximum Interest Rate: N/A
     Initial Interest Rate: 1.82375% Minimum Interest Rate: N/A
     Interest  Determination  Dates:  Two London  Business Days Interest  Factor
Convention: N/A
                               prior to each Interest
                               Payment Date
                                             Index Maturity:            3 months
     Interest Reset Dates: Same as Interest Payment Dates Spread (plus or minus): plus 10 basis points
     Interest Payment Dates: Quarterly, on the 16th of Spread Multiplier: N/A
                           April, July, October, and
                           January, commencing on April
                           16, 2002
                                     Fixed Rate Commencement Date:          N/A
                                     Fixed Interest Rate:                   N/A

Agent:        BNP Paribas, as principal
Calculation Agent:        The Bank of New York

Redemption:                                               Repayment:

     Check box opposite applicable paragraph: Check box opposite applicable paragraph:
     |X| The Notes cannot be redeemed prior to maturity. |X| The Notes cannot be repaid prior to maturity.
     |_| The Notes may be redeemed prior to maturity. |_| The Notes may be repaid prior to maturity.
     Initial Redemption Date: Optional Repayment Dates:
     Initial Redemption Percentage:
     Annual Redemption Percentage Reduction, if any:

Estate Option:  Check box if the Estate Option is applicable  |_|

Additional/Other Terms:             N/A

         The Notes to which this Pricing Supplement relates will constitute unsecured and unsubordinated indebtedness of Countrywide Home Loans and will rank equally with Countrywide Home Loan's other unsecured and unsubordinated indebtedness. As of November 30, 2001, Countrywide Credit Industries did not have any secured indebtedness outstanding, and Countrywide Home Loans had $36,000,000 aggregate principal amount of secured indebtedness outstanding, all of which was short-term indebtedness. As of that date, Countrywide Home Loans had $14,810,206,370 aggregate principal amount of unsecured and unsubordinated indebtedness outstanding, which indebtedness ranked equally with the other unsecured and unsubordinated indebtedness of Countrywide Home Loans and will rank equally with the Notes to which this Pricing Supplement relates.